Filed Pursuant to Rule 433
Registration No. 333-141561
The Chubb Corporation
6.375% Directly-Issued Subordinated Capital Securities (DISCSSM) due 2067
Final Term Sheet

Issuer:	The Chubb Corporation

Title of Security:	6.375% Directly-Issued Subordinated Capital Securities (DISCS(SM)) due 2067 (the “Debentures”)

Aggregate Principal Amount:	$1,000,000,000

Trade Date:	March 26, 2007

Settlement Date:	March 29, 2007 (T + 3)

Scheduled Maturity Date:	April 15, 2037, or if such date is not a business day, the following business day

Final Maturity Date:	March 29, 2067, or if such date is not a business day, the following business day

Interest Rates:	6.375% per annum to but excluding April 15, 2017, and three- month LIBOR + 225 bp per annum from and including April 15, 2017 until the Final Maturity Date, unless redeemed or repaid earlier

Interest Payment Dates:	Each October 15 and April 15 until April 15, 2017, and thereafter each July 15, October 15, January 15, and April 15 until the Final Maturity Date, unless redeemed or repaid earlier

First Interest Payment Date:	October 15, 2007

Benchmark:	UST 4.625% due February 15, 2017

Benchmark Yield:	4.607%

Reoffer Spread:	+178bp

Reoffer Yield:	6.387%

Price to Public:	99.907%

Optional Redemption:	Subject to restrictions under the Replacement Capital Covenant, redeemable in whole or in part at the option of the Issuer at any time at the following applicable redemption price:

· in the case of any redemption on or after April 15, 2017, 100% of the principal amount of the Debentures being redeemed or

· in the case of any redemption prior to April 15, 2017, the greater of (i) 100% of the principal amount of the Debentures being redeemed and (ii) the present value of a principal payment on April 15, 2017 and scheduled payments of interest that would have accrued from the redemption date to April 15, 2017 on the Debentures being redeemed, discounted to the redemption date on a semi- annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus the Applicable Spread, in each case plus accrued and unpaid interest to the redemption date

Redemption for Tax Event or Rating Agency Event:	Subject to restrictions under the Replacement Capital Covenant, redeemable in whole but not in part at the option of the Issuer within 90 days after the occurrence of a tax event or a rating agency event at the following applicable redemption price:

· in the case of any redemption on or after April 15, 2017, 100% of the principal amount of the Debentures being redeemed or

· in the case of any redemption prior to April 15, 2017, the greater of (i) 100% of the principal amount of the Debentures being redeemed and (ii) the present value of a principal payment on April 15, 2017 and scheduled payments of interest that would have accrued from the redemption date to April 15, 2017 on the Debentures being redeemed, discounted to the redemption date on a semi- annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the treasury rate plus the Applicable Spread, in each case plus accrued and unpaid interest to the redemption date

Applicable Spread:	+50 bp if the redemption is within 90 days after the occurrence of a tax event or a rating agency event; and +25 bp in other cases

Replacement Capital Covenant:	A replacement capital covenant will apply until March 29, 2047

CUSIP:	171232AP6

Joint Book-Running Manager and Sole Structuring Advisor:	Citigroup Global Markets Inc.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Lehman Brothers Inc.
Goldman, Sachs & Co.

Co-Managers:	Banc of America Securities LLC
BNY Capital Markets, Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wachovia Capital Markets, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

Citigroup Global Markets Inc.	(877) 858-5407
Credit Suisse Securities (USA) LLC	(800) 221-1037
Lehman Brothers Inc.	(888) 603-5847
Goldman, Sachs & Co.	(866) 471-2526